Consent of Independent Registered Public Accounting Firm

iCAD, Inc.

Nashua, New Hampshire

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 11, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of iCAD, Inc., which are incorporated by reference in in the Registration Statement on Form S-3 (No. 333-235887) incorporated by reference in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement on Form S-3 No. 333-235887 incorporated by reference in this Registration Statement

/s/ BDO USA, LLP

Boston, Massachusetts

March 2, 2021